Exhibit 10.7

SECOND AMENDMENT TO AMENDED AND RESTATED GUARANTY

SECOND AMENDMENT (this “Amendment”) dated as of June 7, 2021 (the “Effective Date”) to Amended and Restated Guaranty, dated of May 4, 2018 made by TPG RE FINANCE TRUST HOLDCO, LLC, a Delaware limited liability company (“Guarantor”) in favor of BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, together with any successor administrative agent, the “Administrative Agent”) for the benefit of the Secured Parties (as defined in the Credit Agreement referred to below). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Credit Agreement.

RECITALS

WHEREAS, TPG RE Finance 20, Ltd., an exempted company incorporated under the laws of the Cayman Islands with limited liability (the “Borrower”), TPG RE Finance Pledgor 20, LLC, a Delaware limited liability company, the Lenders from time to time party thereto and Administrative Agent have entered into a Credit Agreement, dated as of September 29, 2017 (as amended, modified, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), providing for the making of Loans to Borrower as contemplated therein.

WHEREAS, Guarantor has guaranteed the Obligations pursuant to that certain Amended and Restated Guaranty, dated as of May 4, 2018 (as heretofore amended, restated, supplemented or otherwise modified, the “Guaranty”); and

WHEREAS, the parties hereto wish to amend the Guaranty upon the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree that the Guaranty shall be amended and modified as of the Effective Date as follows:

1. Amendment of Guaranty.

(a) New Definitions. Section 1 of the Guaranty is hereby amended by inserting the following new definition in the correct alphabetical order:

“Second Amendment Effective Date” means June 7, 2021.

(b) Amended and Restated Definitions. Section 1 of the Guaranty is hereby amended by amending and restating the definitions of “Tangible Net Worth” and “Total Equity” in their entirety as follows:

““Tangible Net Worth” means, with respect to any Person, as of any date of determination, on a consolidated basis, (a) the total tangible assets of such Person, less (b) the total liabilities of such Person, in each case, on or as of such date and as determined in accordance with GAAP, each of which shall be adjusted to exclude the then-current amount of CECL Reserves and other unrealized valuation reserves, if any. For the avoidance of doubt, tangible net worth will reflect realized losses recorded against the equity of any assets of the Guarantor or its Subsidiaries from and after April 1, 2020.”

““Total Equity” means, as of any date of determination, (a) with respect to any Person, the sum of all shareholder equity of such Person and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP, and (b) with respect to Guarantor, (i) the sum of all shareholder equity of such Person and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP, plus (ii) any other equity instrument(s) issued by such Person or its Subsidiary that is or are classified as temporary equity under GAAP.”

(c) Amendments to Section 9 of the Guaranty. Sections 9(a), 9(b), 9(c) and 9(d) of the Guaranty are hereby amended and restated in their entirety as follows:

(a) Minimum Liquidity. Permit Liquidity at any time to be less than the greater of (i) Fifteen Million and No/100 Dollars ($15,000,000.00) and (ii) 5.0% of the Guarantor’s Recourse Indebtedness.

(b) Minimum Tangible Net Worth. Permit Tangible Net Worth at any time to be less than the sum of (i) $1,000,000,000.00, plus (ii) seventy-five percent (75%) of the proceeds of all equity issuances (net of underwriting discounts and commissions, and other out-of-pocket expenses related to such equity issuances) made by the Guarantor or the Sponsor, without duplication, after the Second Amendment Effective Date, minus (iii) seventy-five percent (75%) of the book value or net proceeds, as applicable, of any preferred or redeemable equity or stock that is redeemed or repurchased after the Second Amendment Effective Date.

(c) Maximum Ratio of Total Indebtedness to Total Equity. Permit the ratio of (i) Total Indebtedness to (ii) Total Adjusted Equity at any time to exceed 4.25 to 1.0.

(d) Minimum Interest Coverage Ratio. Permit, as of any date of determination, the ratio of (i) EBITDA for the period of twelve (12) consecutive months ended on such date (if such date is the last day of a fiscal quarter) or most recently ended prior to such date (if such date is not the last day of a fiscal quarter) to (ii) Interest Expense for such period to be less than 1.5 to 1.0.

2. Guarantor Representations and Warranties. Guarantor hereby represents and warrants to Administrative Agent and the Lenders that (i) it has the power to execute, deliver and perform its respective obligations under this Amendment, (ii) this Amendment has been duly executed and delivered by it for good and valuable consideration, and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles, and (iii) neither the execution and delivery of this Amendment, nor the consummation by it of the transactions contemplated by this Amendment, nor compliance by it with the terms, conditions and provisions of this Amendment will conflict with or result in a breach of any of the terms, conditions or provisions of (A) its Organizational Documents (as defined in the Credit Agreement),

(B) any Contractual Obligation (as defined in the Credit Agreement) to which it is now a party or the rights under which have been assigned to it or the obligations under which have been assumed by it or to which its assets are subject or constitute a default thereunder, or result thereunder in the creation or imposition of any lien upon any of its assets, other than pursuant to this Amendment, (C) any judgment or order, writ, injunction, decree or demand of any court applicable to it, or (D) any applicable requirement of any Law, in the case of clauses (B)-(D) above, to the extent that such conflict or breach is reasonably likely to result in a Material Adverse Effect. Guarantor hereby represents and warrants to Administrative Agent and the Lenders that all of the representations and warranties set forth in Section 15 of the Guaranty remain true and correct in all material respects as of the date hereof.

3. Conditions Precedent. This Amendment shall become effective as of the Effective Date provided that all of the following conditions precedent shall have been satisfied:

(a) The Administrative Agent shall have received counterparts of this Amendment, duly executed and delivered by Borrower, Guarantor, Administrative Agent and each Lender.

(b) no Default shall exist or would result from the consummation of the transactions contemplated by this Amendment.

4. Affirmation and Ratification.

(a) The Guaranty, as modified by this Amendment, remains in full force and effect and is hereby ratified and affirmed by Guarantor. The provisions of this Amendment shall be deemed to have prospective application only. This Amendment is not intended to and shall not constitute a novation. Guarantor hereby reaffirms and admits the validity and enforceability of the Guaranty, as modified by this Amendment.

(b) This Amendment shall be limited precisely as written and, except as expressly provided herein, shall not be deemed (i) to be a consent granted pursuant to, or a waiver, modification or forbearance of, any term or condition of the Guaranty, any other Loan Document or any of the instruments or agreements referred to therein or a waiver of any Default or Event of Default, whether or not known to Administrative Agent or any of the Lenders, or (ii) to prejudice any right or remedy which Administrative Agent or any Lender may now have or have in the future against any Person under or in connection with the any Loan Document or any of the instruments or agreements referred to therein or any of the transactions contemplated thereby.

(c) Each reference in the Guaranty to “this Guaranty,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in each other Loan Document (and the other documents and instruments delivered pursuant to or in connection therewith) to this Guaranty, whether direct or indirect, shall mean and be a reference to the Guaranty as modified by this Amendment and as the Guaranty may in the future be amended, restated, supplemented or modified from time to time.

5. Loan Document; Expenses. Each party hereto acknowledges and agrees that this Amendment shall constitute a Loan Document. Without limitation of the foregoing, Guarantor acknowledges and agrees that Guarantor shall be responsible for all reasonable out-of-pocket costs and expenses of Administrative Agent in connection with the preparation, execution and delivery of this Amendment and any other documentation contemplated hereby (whether or not this Amendment becomes effective or the transactions contemplated hereby are consummated and whether or not any Default or Event of Default has occurred or is continuing), including, but not limited to, the reasonable fees and disbursements of Arnold & Porter Kaye Scholer LLP, counsel to the Administrative Agent.

6. Headings. Section headings in this Amendment are included for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Amendment.

7. Execution. This Letter Agreement may be signed, acknowledged and agreed to in any number of counterparts, each of which shall be an original, and all of which together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page by telecopier or electronic mail (in a .pdf format) shall be effective as delivery of a manually executed counterpart. This Letter Agreement may be executed using Electronic Signatures (including, without limitation, facsimile and .pdf) and shall be considered an original, and shall have the same legal effect, validity and enforceability as a paper record. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by Administrative Agent of a manually signed paper hereof which has been converted into electronic form (such as scanned into .pdf format), or an electronically signed communication converted into another format, for transmission, delivery and/or retention. For purposes hereof, “Electronic Signature” shall have the meaning assigned to it by 15 USC §7006, as it may be amended from time to time. Upon the reasonable request of Administrative Agent, any Electronic Signature of any other party hereto shall, as promptly as practicable, be followed by a manually executed counterpart thereof.

8. Governing Law. THIS AMENDMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AMENDMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

ADMINISTRATIVE AGENT AND SOLE LENDER:

BANK OF AMERICA, N.A., as Administrative Agent and sole Lender

By:	/s/ Katherine Petteys
Name: Katherine Petteys
Title: Vice President

[Signature Page to Second Amendment to Amended and Restated Guaranty]

GUARANTOR:

TPG RE FINANCE TRUST HOLDCO, LLC, a Delaware limited liability company

By:	/s/ Deborah Ginsberg
Name: Deborah Ginsberg
Title: Vice President

Acknowledged and Agreed as of the date first set forth above:

BORRWER:

TPG RE FINANCE 20, LTD., a Delaware limited liability company

By:	/s/ Deborah Ginsberg
Name: Deborah Ginsberg
Title: Vice President

PLEDGOR:

TPG RE FINANCE PLEDGOR 20, LTD., a Delaware limited liability company

By:	/s/ Deborah Ginsberg
Name: Deborah Ginsberg
Title: Vice President

[Signature Page to Second Amendment to Amended and Restated Guaranty]